Russell E. Anderson, CPA
Russ Bradshaw, CPA
William R. Denney, CPA
Sandra Chen, CPA

5296 S. Commerce Dr
Suite 300 Salt Lake City, Utah
84107
USA
(T) 801.281.4700
(F) 801.281.4701      Suite A, 5/F
Max Share Center
373 Kings Road
North Point
Hong Kong
(T) 852.21.555.333
(F) 852.21.165.222

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Lithium Exploration Group, Inc. Scottsdale, Arizona

We consent to the incorporation by reference of our audit report dated September 24, 2012 which is included in the Annual Report on Form 10-K for the years ended June 30, 2012 and June 30, 2011 of Lithium Exploration Group, Inc. in the Company’s Registration Statement on Form S-8 pertaining to the 2013 Stock Plan and reoffer prospectus. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ Anderson Bradshaw PLLC

Salt Lake City, Utah

January 25, 2013

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